Nephros

Nephros, Inc.
41 Grand Avenue
River Edge, NJ 07661
T: 201.343.5202
F: 201.343.5207
www.nephros.com

December 16, 2008

Steve Adler
Need Address

Dear Steve,

I am writing to set forth the terms and obligations of both yourself and Nephros. Nephros will engage you as a consultant to help manage our sales efforts here in North America. Initially, this effort will require part time support on an ongoing basis.

Nephros will pay you $1,000 a month, plus a 5% sales commission, paid at the end of each month.

For the $1,000 a month we have agreed that you will coordinate our direct sales representatives selling efforts and identify what sales support is needed from marketing. We both assume, based upon our discussions, that this effort should not take more than approximately 10 hours of your time each month. If this effort ends up requiring more time we can amend this letter and the $1,000 accordingly.

For the 5% sales commission we have agreed that you will identify, sign up with Nephros, and manage new distributors, dealers, and resellers for both our water and blood products. This 5% sales commission will be earned on an ongoing basis provided you stay active in managing and supporting the efforts of these companies on behalf of Nephros.

If you have any questions please feel free to contact me directly at the number listed above, ext 101 or by email elgin@nephros.com

Sincerely,

Ernest A. Elgin
President and CEO